Exhibit 10.1 Execution Copy

SHARE PURCHASE AGREEMENT

by and among

BOXLIGHT HOLDINGS, INC.

BOXLIGHT CORPORATION,

EVEREST DISPLAY INC.

GUANG FENG INTERNATIONAL, LTD.

BOXLIGHT, INC

BOXLIGHT LATINOAMERICA, S.A. DE C.V. and

BOXLIGHT LATINOAMERICA SERVICIOS, S.A. DE C.V.

Dated: May 10, 2016

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated May 10, 2016 (the “Execution Date”), is made and entered into by and among:

A. EVEREST DISPLAY INC., a corporation organized under the laws of Taiwan (“Everest” or “EDI”), individually, and as “Seller’ Representative” as hereinafter defined;

B. GUANG FENG INTERNATIONAL LTD. a corporation organized under the laws of American Samoa (“Guang Feng” or the “Seller”);

C. BOXLIGHT HOLDINGS, INC., a corporation organized under the laws of the State of Delaware, United States (the “Purchaser”);

D. BOXLIGHT CORPORATION, a corporation organized under the laws of the State of Nevada, United States (the “Parent” or “BOXL”);

E. BOXLIGHT, INC., a corporation organized under the laws of the State of Washington, United States (“Boxlight USA”); and

F. BOXLIGHT LATINOAMERICA, S.A. DE C.V. (“BLA”) and BOXLIGHT LATINOAMERICA SERVICIOS, S.A. DE C.V. (“BLS”), both corporations organized under the laws of Mexico.

Everest and the Seller are hereinafter sometimes collectively referred to as the “Selling Parties” and the Purchaser and the Parent are hereinafter sometimes collectively referred to as the “Purchasing Parties.” Boxlight USA, BLA and BLS are hereinafter sometimes collectively referred to as the “Acquired Corporations.”

WITNESSETH:

WHEREAS, Everest Group (as hereinafter defined) is engaged in, among other things, the business of manufacturing developing, selling and distributing education products and services (the “Business”);

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in this Agreement, the Selling Parties and the Purchasing Parties desire to consummate a transaction, pursuant to which the Seller, as the owners of 100% of the share capital of each of the Acquired Corporations shall sell, and the Purchaser shall acquire the Subject Shares (as defined below); and

WHEREAS, the Parent is the owner of 100% of the share capital of the Purchaser and will benefit from the transactions contemplated by this Agreement;

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in this Agreement (as hereinafter defined), the Parent has granted to the Selling Parties or (as determined by the Selling Parties) Everest Shareholders an opportunity to invest in the Parent.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE II.
SALE AND PURCHASE OF SHARES AND RELATED TRANSACTIONS

2.1 Certain Defined Terms: As used in this Agreement the following capitalized terms shall have the meanings set forth below.

“Acquired Corporations” shall mean the collective reference to Boxlight USA, BLA and BLS.

“Acquisition Securities” shall mean and include all Company Common Stock, convertible notes or convertible debentures of the Company, all shares of Series C Preferred Stock issued to the Selling Parties under this Agreement and all other shares of Preferred Stock, if any, that may be issued prior to or become issuable contemporaneously with the date of consummation of the Liquidity Event in connection with the acquisition of the assets, securities or businesses of the Acquired Corporations, Mimio and Genesis; provided, that the term “Acquisition Securities” shall not mean or include the $2,000,000 convertible note of BOXL previously issued in connection with its acquisition of Mimio.

“BOXL” or “Parent” shall mean BOXLIGHT CORPORATION, a Nevada corporation, which is the owner of 100% of the share capital of the Purchaser.

“BOXL Common Stock” shall mean the collective reference to (i) the 150,000,000 shares of BOXL capital stock, $0.0001 par value per share, designated as Class A Common Stock, and (ii) the 50,000,000 000 shares of BOXL capital stock, $0.0001 par value per share, designated as Class B Common Stock, that are authorized for issuance under BOXL Articles of incorporation.

“BOXL Preferred Stock” shall mean 50,000,000 000 shares of BOXL capital stock, $0.0001 par value per share, designated as preferred stock, that are authorized for issuance by the board of directors of BOXL under BOXL Articles of incorporation.

“Business” shall mean the development, sale and distribution of educational products and services. Boxlight USA, BLA and BLS are primarily engaged in sales, marketing, service and logistics for the Boxlight products in the United States, Mexico and Latin America.

“Class A Common Stock” shall mean the 150,000,000 shares of voting Common Stock of BOXL designated as Class A Common Stock.

“Class B Common Stock” shall mean the 50,000,000 shares of non-voting Common Stock of BOXL designated as Class B Common Stock.

“Common Stock” shall mean the common stock or ordinary shares of any Person.

“Conversion Shares” shall mean all of the shares of Class A Common Stock of BOXL that are issuable upon conversion of all 270,000 shares of Series C Preferred Stock, as contemplated by Section 1.4(c) of this Agreement.

“Everest” shall mean EVEREST DISPLAY INC., a corporation organized under the laws of Taiwan which is the record and beneficial owner of 100% of the issued and outstanding share capital of Guang Feng.

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“Everest Group” shall mean the collective reference to Everest and the Everest Subsidiaries.

“Everest Shareholders” shall mean the collective reference to the shareholders of Everest as of the Closing Date who are listed on Exhibit A-1 annexed hereto and made a part hereof.

“Everest Subsidiaries” shall mean the collective reference to GUANG FENG INTERNATIONAL LTD., a corporation formed under the laws of American Samoa (“Guang Feng” or “Seller”); EVEREST TECHNOLOGY LTD., a corporation organized under the laws of the PRC (“ETL”); BOXLIGHT, INC., a Washington State (U.S.) corporation (“Boxlight USA”); BOXLIGHT LATINOAMERICA S.A. DE C.V., a corporation organized under the laws of Mexico (“BLA”), and BOXLIGHT LATINOAMERICA SERVICIOS S.A. DE C.V., a corporation organized under the laws of Mexico (“BLS”) which are all direct and indirect wholly owned subsidiaries of Everest.

“Fully-Diluted Common Stock” shall mean (i) all shares of Common Stock of BOXL or PubCo Common Stock issued and outstanding and (ii) all shares of Common Stock of BOXL or PubCo Common Stock issuable upon conversion, exchange or exercise, including, without limitation, those issuable pursuant to signed definitive acquisition agreements in connection with the acquisition of the Acquired Companies and the acquisitions of Mimio and Genesis, in each case, immediately prior to giving effect to any Liquidity Event; provided, however, that Fully-Diluted Common Stock shall not mean or include any Common Stock or Common Stock Equivalents of BOXL or PubCo issued or issuable in connection with (A) an IPO, (B) any Common Stock or Common Stock Equivalents of PubCo that are owned by stockholders of PubCo, other than stockholders of BOXL immediately following a Reverse Merger Transaction, (C) any Common Stock or Common Stock Equivalents issuable upon conversion of the $2,000,000 BOXL convertible note issued by BOXL in connection with its prior acquisition of Mimio, and/or (D) any private placement of securities of BOXL under Rule 144 (a “Private Placement”) resulting in the issuance of Common Stock or Common Stock Equivalents; provided, that the net proceeds of such Private Placement shall be to reduce Indebtedness and for working capital for BOXL and its consolidated Subsidiaries.

“Genesis” shall mean Genesis Collaboration, LLC, a Georgia limited liability company.

“Guang Feng” or the “Seller” shall mean GUANG FENG INTERNATIONAL LTD. a corporation organized under the laws of American Samoa, which is the record and beneficial owner of 100.0% of the issued and outstanding share capital of Boxlight USA, and 99.998% of the issued and outstanding share capital of each of BLA and BLS. Alex Kuo is he record and beneficial owner of 0.002% of the share capital of each of BLA and BLS.

“K Laser” shall mean K LASER TECHNOLOGY, INC., a Taiwan corporation, which is the record and beneficial owner of a majority of the issued and outstanding share capital of Everest.

“Liquidity Event” shall mean the occurrence of one or more of the events set forth below following the Closing Date:

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(a) IPO - the sale, in an underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, of BOXL Common Stock (an “IPO”); provided, that, such IPO shall cover all of the following elements:

(i) following such IPO, the Common Stock of BOXL shall be listed or quoted on either the Nasdaq Capital Market System or any other national securities exchange acceptable to the Seller’ Representative (each a “National Securities Exchange”);

(ii) immediately prior to such IPO, the Conversion Shares issued under the Option held by the Selling Parties under this Agreement shall be converted into shares of BOXL Common Stock which shall have a “Market Value” (hereinafter defined) of up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars, and in no event less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars,

(iii) the Conversion Shares shall represent a minimum of 20.575% of the Fully-Diluted Common Stock of BOXL,

(iv) Everest Employees shall hold Everest Employee Transaction Bonus Shares; and

(v) BOXL shall permit Acquired Corporations employees to participate in BOXL Incentive Stock Option Plan pursuant to this Agreement; or

(b) Reverse Merger Transaction - BOXL effecting a merger or share exchange with an inactive or primarily inactive public company (“PubCo”) whose Common Stock (“PubCo Common Stock”) is registered under the Securities Exchange Act of 1934, as amended, and listed on a National Securities Exchange (a “Reverse Merger Transaction”), as a result of which

(i) the stockholders of BOXL (including the Option Holders as defined in this Agreement, upon exercise of the Option) will own in excess of 80% of the outstanding common stock of PubCo;

(ii) immediately prior to a Reverse Merger Transaction, the Conversion Shares issued under the Option held by the Selling Parties under this Agreement shall be converted into shares of BOXL Common Stock having a Market Value of up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars, and in no event less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars, \

(iii) the Conversion Shares shall represent a minimum of 20.575% of the Fully-Diluted Common Stock of BOXL,

(iv) Everest Employees shall hold Everest Employee Transaction Bonus Shares; and

(v) BOXL shall permit Acquired Corporations employees to participate in BOXL Incentive Stock Option Plan pursuant to this Agreement and Pubco shall have agreed to assume the obligations of BOXL under the EDI Employee Stock Option Plan; or

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(c) Sale of Control Transaction - the sale of all or substantially all of the assets or capital stock of BOXL, whether by merger, consolidation, tender offer or like combination, to any Person who is not an Affiliate of BOXL or any of BOXL’s Affiliates (a “Sale of Control Transaction”), provided, that (i) immediately prior to a Sale of Control Transaction, the Conversion Shares issued under the Option held by the Selling Parties under this Agreement shall be converted into shares of BOXL Common Stock having a Market Value of up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars, and in no event less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars; (ii) immediately prior to such Sale of Control Transaction, the EDI Employees shall hold the EDI Employee Transaction Bonus Shares; and (iii) immediately prior to such Sale of Control Transaction, BOXL shall have established BOXL Employee Stock Option Plan

“Market Value” shall mean the product of multiplying the aggregate number of shares of the Common Stock of BOXL or PubCo (as applicable) to be issued to the Selling Parties upon conversion of the Series C Preferred Stock pursuant to this Agreement (after giving effect to the conversion into Common Stock of all outstanding BOXL Preferred Stock (including Series C Preferred Stock issued to such Selling Parties) by the applicable Per Share Price.

“Mimio” shall mean Mimio LLC, a Delaware limited liability company.

“Parties” shall mean he collective reference to the Selling Parties, the Purchasing Parties, the Acquired Corporations and, with respect to its role as Seller’ Representative for the purposes of this Agreement, the Seller’ Representative.

“Per Share Price” shall mean either (i) the initial offering price per share set forth in the final prospectus relating to an IPO, (ii) the per share purchase price payable to all stockholders of BOXL in connection with a Sale of Control Transaction, or (iii) the closing price of the PubCo Common Stock as traded on a National Securities Exchange at the time of consummation of a Reverse Merger Transaction.

“Purchaser” shall mean BOXLIGHT HOLDINGS, INC., a corporation organized under the laws of the State of Delaware, United States.

“Purchase Price” shall have the meaning set forth in Section 1.4(b) of this Agreement.

“Purchasing Parties;” shall mean the collective reference to the Purchaser and the Parent.

“Seller” shall mean Guang Feng, who owns of record and beneficially 100% of the issued and outstanding common stock of Boxlight USA and 99..98% of the issued and outstanding common or ordinary shares of each of BLS and BLA.

“Selling Parties” shall mean the collective reference to Everest and the Seller.

“Seller Representative” shall mean for the purposes of this Agreement shall mean Everest who shall act as the representative of the Selling Parties.

“Series C Certificate of Designations” shall mean the certificate of the designations of the rights, privileges and limitations of the Series C Preferred Stock in the form annexed hereto as Exhibit B and made a part hereof.

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“Series A Preferred Stock” shall mean the 250,000 shares of non-voting BOXL Preferred Stock, that will be issued on the effective date of a Liquidity Event and held in trust for a period of one year from the effective date of the IPO and will convert into 393,391 shares of BOXL Class A Common Stock on the later to occur of one year from the effective date of the IPO or the effectiveness of a subsequent registration statement covering the resale of such 393,391 shares of Class A Common Stock and distributed to the former minority stockholders of Logical Choice Corporation, a Delaware corporation.

“Series B Preferred Stock” shall mean the 1,000,000 shares of BOXL Preferred Stock, that will be issued on the effective date of the IPO to the former members of Genesis and their assignees and will automatically convert into 387,097 shares of Class A Common Stock or such other number of shares of Class A Common Stock as shall represent approximately 4.0% of the Fully-Diluted Common Stock.

“Series C Preferred Stock” shall mean the 270,000 shares of voting BOXL Preferred Stock, $0.0001 par value, and $20.00 per share stated or liquidation value, that (a) is issued to the Selling Parties in full payment of the Purchase Price for the Subject Shares, and (b) automatically converts in the Conversion Shares upon the occurrence of a Liquidity Event.

“Subject Shares” shall mean 100% of the issued and outstanding common or ordinary shares of each of the Acquired Corporations, consisting of the Boxlight USA Shares, the BLA Shares and the BLS Shares..

Other capitalized terms used in this Agreement but not otherwise defined shall also have the meaning ascribed to them elsewhere in this Agreement and as set forth on Annex I hereto.

2.2 Acquired Corporations Capitalization.

(a) Current Everest Capitalization. As at the date of this Agreement and, (unless otherwise approved in advance and in writing by the Parent or as contemplated by this Agreement, immediately prior to the Closing Date), Everest is authorized by its Articles of Incorporation to issue a total of 100,000,000 ordinary shares of which:

(i) an aggregate of 33,000,000 Everest ordinary or common shares are issued and outstanding (the “Everest Shares”),

(ii) K Laser is the record and beneficial owner of a majority of the Everest Shares,

(iii) Boxlight USA has issued an aggregate of 1,000 shares of its common stock (the “Boxlight USA Shares”), all of which Boxlight USA Shares are owned of record and beneficially by Guang Feng;

(iv) BLA has issued an aggregate of 50,000 shares of its common stock (the “BLA Shares”), of which 49,999 BLA Shares are owned of record and beneficially by Guang Feng and one (1) BLA Share is owned of record and beneficially by Alex Kuo, an individual (“Kuo”);

(v) BLS has issued an aggregate of 50,000 shares of its common stock (the “BLS Shares”), of which 49,999 BLS Shares are owned of record and beneficially by Guang Feng and one (1) BLS Share is owned of record and beneficially by Kuo;

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(vi) All of the issued and outstanding Boxlight USA Shares, the BLA Shares and BLS Shares (collectively, the “Subject Shares”) represent 100.0% of the total issued and outstanding Subject Shares of each of the Acquired Corporations..

(b) Everest Shareholders. K Laser and the other Persons who are listed on Exhibit A-1 as record owners of the outstanding share capital of Everest..

2.3 Sale of Subject Shares.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Selling Parties shall sell, transfer, convey and assign (collectively, “Transfer”) to the Purchaser all, and not less than all, of the Subject Shares. On the Closing Date, Guang Feng shall cause Kuo to Transfer to the Purchaser one BLS Share and one BLS Share, so that the Subject Shares being Transferred at Closing shall represent 100% of all of the issued and outstanding shares of capital stock of each of Boxlight USA, BLA and BLS.

(b) At the Closing, the Selling Parties shall cause to be delivered to CKR Law, LLP, legal counsel to the Purchaser share certificates evidencing all of the Subject Shares, duly endorsed for transfer.

2.4 Purchase of Subject Shares; Purchase Price.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Purchaser shall purchase from the Selling Parties, all and not less than all, of the Subject Shares.

(b) In full consideration and payment for the Subject Shares, on the Closing Date, BOXL shall issue to Guang Feng and the other Selling Parties, all 270,000 shares of BOXL Class C Preferred Stock (the “Purchase Price”).

(c) Upon the occurrence of the IPO or other Liquidity Event, all and not less than all of the shares of BOXL Class C Preferred Stock shall automatically, and without any further action on the part of the Selling Parties or BOXL, convert into that number of shares of BOXL Class A Common Stock (the “Conversion Shares”) as shall be equal to the sum of:

(i) 1,995,751 shares of Class A Common Stock, or such other number of shares of Class A Common Stock as shall represent 20.575% of the Fully-Diluted Common Stock of BOXL which shall have a Market Value of up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars, and in no event less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars and

(ii) 159,660 additional shares of Class A Common Stock (the “Transaction Bonus Shares”) which shall represent 8% of the number of the shares of Class A Common stock referred to in clause (i) above, or 1.646% of the Fully Diluted Common Stock;

as a result of which the total number of Conversion Shares to be issued to the Selling Parties on and immediately following the Closing Date should represent an aggregate of 22.221% of the Fully-Diluted Common Stock.

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2.5 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the sale and purchase of the Subject Shares and related transactions under this Agreement referred to herein (the “Closing”) will take place at 10:00 a.m., Taiwan time, not later the than five (5) Business Days following the payment of United States One Million (USD$1,000,000) Dollars of the Acquired Corporations Payables referred to in Section 2.2(a)(i) below. The Closing shall take place electronically and at the offices of CKR Law LLP, attorneys for the Purchaser and the Parent in New York, New York and at the offices of Pamir Law, attorneys at law, and Taiwan counsel to the Purchaser in Taipei, Taiwan, unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.” In the event that the Closing and the Closing Date does not occur by 5:00 p.m. (EDT) on July 31, 2016 (the “Outside Closing Date”), then and in such event this Agreement may be terminated by EDI or any of the other Selling Parties without argument or legal issues .

2.6 BOXL Capital Stock. Upon consummation of the IPO or other Liquidity Event, the Parties anticipate, assuming the acquisitions of Mimio and Genesis have been consummated, that the capital stock of BOXL shall be own by he Persons and in the amounts and percentages of Fully-Diluted Common Stock set forth below.

	Fully-Diluted Company Common Stock
Stockholder Group	No. of Shares	%
Initial Shareholders	4,451,505	45.650%
Shares issued to Loeb & Loeb	242,555	2.487%
Shares issued to Falcon Group and investors	137,709	1.412%
Warrants to purchase Boxlight Common Stock	861,204	8.832%
Logical Choice Technologies Former Stockholders	418,060	4.287%
Boxlight Employee Stock Option Pool	887,491	9.101%
Conversion Shares	2,006,355	20.575	%(*)
Boxlight Group Stock Option Pool	194,649	1.996%
Conversion Shares as Transaction Bonus Shares	160,508	1.646	%(*)
Genesis Collaboration, LLC Former Members	391,304	4.013%
Fully-Diluted Common Stock (**)	9,751,340	100.000%

(*) Upon the occurrence of a Liquidity Event, the shares of Fully-Diluted Common Stock issued to the Selling Parties shall represent not less than 22.221% of the Fully-Diluted Common Stock of the Company.

(**) The foregoing numbers are after giving effect to a series of reverse stock splits and a forward stock split effected in 2015, and the 1.084448-for-1 2016 Forward Stock Split, and assumes that a total of 4,855,605 shares of BOXL Common Stock shall be outstanding immediately prior to the IPO and warrants to purchase 861,304 additional shares of Fully-Diluted Common stock). If such reverse stock split or forward stock split ratios shall change the number of shares of Fully-Diluted Common Stock issued to the Selling Parties under this Agreement shall be appropriately and equitably adjusted, but the percentages of the issued and outstanding shares of Fully-Diluted Common Stock issued to the Selling Parties shall not change.

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In addition, in the event that BOXL shall at any time on or after the Closing Date subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of Conversion Shares will be proportionately adjusted to reflect the number of shares equal to the product of the Selling Parties’ Percentage and the then-outstanding number of shares of Fully-Diluted Common Stock. If BOXL at any time on or after the Closing Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of Conversion Shares will be proportionately adjusted to reflect the number of shares equal to the product of the Selling Parties’ Percentage and the then-outstanding number of shares of Fully-Diluted Common Stock. If prior to consummation of the Liquidity Event, BOXL consummates the acquisitions of Mimio or Genesis, the number of Conversion Shares will be proportionately adjusted to reflect the number of shares equal to the product of the Selling Parties’ Percentage and the sum of the number of shares of Fully-Diluted Common Stock then-outstanding after giving effect to the issuance of all Acquisition Securities issuable pursuant to such signed definitive acquisition agreements. Upon the occurrence of any adjustment under this paragraph, BOXL shall notify the Selling Parties and provide the Selling Parties with the relevant documents containing the details of such adjustment, including, but not limited to the official stock ledger of BOXL..

ARTICLE III.
ADDITIONAL AGREEMENTS OF THE PARTIES

3.1 EDI Employee Transaction Bonus Shares. Immediately prior to the occurrence of any Liquidity Event, Parent shall issue to the EDI Employee Transaction Bonus Shares, in the amounts for each EDI Employee as determined by K Laser in its sole discretion. For the avoidance of doubt, the EDI Employee Transaction Bonus Shares are not subject to any lock-up agreement or restrictions on Transfer and are not counted as a part of the Conversion Shares or shares of BOXL Common Stock issuable upon the automatic conversion of the Conversion Shares.

3.2 Acquired Corporations Payable.

(a) The Parties hereto acknowledge that Boxlight USA and other of the Acquired Corporations owe accrued and unpaid accounts payable to Everest and/or its direct and indirect subsidiaries (with Everest, the “Everest Supplier”) for products and other items purchased from the Everest Supplier for resale. Such accounts payable (the “Acquired Corporations Payable”) with the Everest Supplier shall be reduced in the following manner:

(i) United States One Million (USD$1,000,000) Dollars shall be paid on or before the Closing Date upon the receipt by Boxlight USA of the net proceeds from any asset based financing provided by any lender that is secured by the accounts receivable and other assets of Boxlight USA (the “Asset Based Lender”);

(iii) Following completion of the payment in clause (i) of this Section 2.3(a), the sum of United States One Million Five Hundred Thousand (USD$1,500,000) Dollars shall be paid in six (6)) equal monthly installments of United States Two Hundred and Fifty Thousand (USD$250,000) Dollars each, with the first installment payable thirty (30) days after payment of the United States One Million (USD$1,000,000) Dollars from the net proceeds of the Asset Based Lender financing, and the remaining five (5) USD $250,000 installments payable every thirty (30) days thereafter; and

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(iii) upon completion of the IPO or other Liquidity Event, after (A) payment of all offering expenses, all such excess net proceeds from the Liquidity Event and financing shall be applied to prepay any remaining balance of the United States One Million Five Hundred Thousand (USD$1,500,000) Dollars Acquired Corporations Payable referred to in clause (ii) of this Section 2.3(a); and

(b) The Parent hereby covenants and agrees to unconditionally guaranty to the Everest Supplier 100% of all payments up to United States Two Million Five Hundred Thousand (USD$2,500,000) Dollars referred to above and contemplated by Section 2.3(a).

(c) If and for so long as BOXL and Boxlight USA shall comply with the provisions of Section 2.3(a) above, Everest and each other Everest Supplier shall to continue to supply products to the Acquired Corporations and provide payment terms to such purchasers which are no less favorable than those provided to other credit-worthy customers.

3.3 Lock Up Agreements. In connection with any IPO or a Reverse Merger Transaction, if the underwriter of BOXL securities requests that certain existing stockholders of BOXL agree, for a period of time, not to sell, transfer, hypothecate or otherwise assign (collectively, “Transfer”) a portion of the equity securities owned by them, the Option Holders do hereby covenant and agree that they shall use their commercially reasonable efforts to cause those persons who hold five percent or more of the Fully-Diluted Common Stock of BOXL (the “Principal Shareholders”) to execute and deliver an agreement, in form and content satisfactory to the board of directors of BOXL, pursuant to which, inter alia, the Principal Shareholders or their assignees or nominees (the “Lock-up Parties”) shall agree not to effect any Transfer (except to members of their immediate families or trusts for the benefit of such family members) of any shares of the Fully-Diluted Common Stock of BOXL or Series C Preferred Stock then owned of record or beneficially by them for such period of time as shall be specified in such agreement (the “Lock-up Agreement”). Notwithstanding the foregoing, the Lock-up Parties shall only be required to execute a Lock-up Agreement if (i) the existing BOXL stockholders, and the executive officers and directors of BOXL and the other shareholders of BOXL are also required to execute Lock-up Agreements containing substantially identical terms and conditions, including, but not limited to, the period of restrictions on Transfer; and (ii) the period of restrictions on Transfer does not exceed 180 days from the date of such Lock-up Agreement.

3.4 Stock Options. On or before the Closing Date, BOXL shall establish a stock option plan solely for the benefit of employees of the Acquired Corporations, pursuant to which inter alia, such individuals may be issued stock option grants of BOXL that represent on an aggregate basis two (2%) percent of the Fully-Diluted Common Stock of BOXL and which vests annually in equal installments over a four (4) year period..

3.5 Registration Rights. Following consummation of the IPO or Reverse Merger, in the event and to the extent that BOXL intends to file a registration statement under the Securities Act (a “Resale Registration Statement”) to register shares of Common Stock of BOXL for the account of any stockholder of BOXL (the “Registrable Securities”), not later than thirty days prior to the filing of such Resale Registration Statement with the SEC, BOXL shall give prompt written notice to the Shareholders Representative, on behalf of the Selling Parties or other holders of the Conversion Shares (collectively, the “Holders”), of its intention to file such Registration Statement. Unless waived in writing by Everest or K Laser, on behalf of the Holders, BOXL shall offer to cause not less than twenty-five percent (25%) of all Registrable Securities to be included in such Resale Registration Statement to consist of the Conversion Shares that are be held of record and beneficially by the Holders. In such connection, BOXL shall use its best efforts to cause such percentage of the Conversion Shares and other Registrable Securities to be registered under the Securities Act with the other securities which BOXL at the time proposes to register to permit the sale or other disposition by the Holders of the Conversion Shares to be so registered, including, if necessary, by filing with the Securities and Exchange Commission a post-effective amendment or a supplement to the Resale Registration Statement filed by BOXL or the prospectus related thereto. There is no limitation on the number of such Resale Registration Statements to which the Holders are entitled to participate in pursuant to this Section 2.6; provided, that the Holders as well as all other Persons participating in such Resale Registration Statement shall provide appropriate indemnification to BOXL with respect to any disclosures made therein with respect to such Holder(s). All such Conversion Shares shall, however, be subject to (a) the limitations on transfer set forth in Section 2.4 above, and (b) an additional lock-up agreement (for a period not to exceed six (6) months from the effective date of the Resale Registration Statement) if, and only if, BOXL shall offer Common Stock or other Common Stock Equivalents for sale for the account of BOXL in such Resale Registration Statement (the “Primary Shares”), and an underwriter or placement agent for such Primary Shares shall request such additional lock-up period with respect to the Registrable Securities.

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3.6 Protective Provisions. So long as any shares of Series C Preferred Stock are outstanding, BOXL shall not, nor shall it permit any of its subsidiaries to, take or agree to take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding Series C Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series C Preferred Stock, or increase the authorized number of shares of Series C Preferred Stock; or

issue any shares of Series C Preferred Stock to Persons other than to Option Holders pursuant to this Agreement; or

create or authorize the creation of or issue any shares of preferred stock having rights, preferences or privileges senior to the Series C Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 2.7 shall be effective if approved by holders of a majority of the issued and outstanding Series C Preferred Stock to the extent that, by its terms, it applies to no less than all of the holders of shares of Series C Preferred Stock then outstanding.

3.7 Listing Requirement. In connection with any IPO or Reverse Merger Transaction, BOXL shall comply with all obligations and requirements to maintain the listing of BOXL Common Stock on a National Securities Exchange for the duration of one hundred and eighty (180) days after the expiration of the period of restrictions on Transfer.

3.8 Sale of Common Stock at IPO. BOXL agree that no holders of BOXL Common Stock other than BOXL shall be entitled to sell their BOXL Common Stock in the IPO.

3.9 Liquidity Event. BOXL agrees to use its commercially reasonable best efforts to consummate an IPO contemplated by this Agreement as soon as possible following the execution of this Agreement. In such connection, BOXL agrees to pay all costs and expenses of consummating such Liquidity Event, other than the audit and accounting fees for Acquired Corporations and its consolidated Subsidiaries, as to which 50% of such fees, up to a maximum of $15,000, shall be paid by Acquired Corporations. The balance of the audit fees for Acquired Corporations and its consolidated Subsidiaries and all other related auditing fees for the IPO shall be paid by BOXL. Notwithstanding the foregoing, nothing contained in this Agreement or in any other Transaction Document shall constitute a guaranty by BOXL that any Liquidity Event shall be consummated or otherwise cause BOXL or any of its Affiliates to be deemed to be a statutory “underwriter” under the Securities Act of 1933, as amended.

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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

Each of the Selling Parties, do hereby jointly and severally represent and warrant to Purchaser and the Parent as of the date hereof (except as to any representation or warranty which specifically relates to another date), as follows, provided, however, that each such representations and warranties are (i) where indicated, are qualified by the Knowledge of such Selling Parties, and (ii) qualified by the disclosure schedules of Selling Parties, which set forth certain disclosures concerning Selling Parties (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representations or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the disclosure schedules of Selling Parties). As used in this ARTICLE III, the term “Acquired Corporations” means the individual or collective reference to each of Boxlight USA, BLA, BLS and each of its direct or indirect Subsidiaries.

4.1 Due Organization and Qualification. Each of the Acquired Corporations are a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation as set forth on Schedule 3.1 annexed hereto, and has the corporate power and authority to own, lease and operate its assets, properties and business and to carry on the Business as now conducted, except where such failure would not have a Material Adverse Effect on Acquired Corporations. Everest is qualified to transact business and in good standing in each jurisdiction in which the nature of its business or location of its property requires such qualification, except where such failure would not have a Material Adverse Effect on Acquired Corporations.

4.2 Authority to Execute and Perform Agreements. Each of the Selling Parties has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and all other “Transaction Documents” to which such Selling Party is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which the Selling Parties are a party and the consummation by Selling Parties of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all necessary individual and corporate action, and no other proceedings on the part of Selling Parties are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions so contemplated. This Agreement and the Transaction Documents have all been or will be duly executed and delivered and, assuming the due authorization, execution and delivery by Purchaser and (where applicable) the Parent and the other Selling Parties, are the valid and binding obligations of Selling Parties enforceable against Selling Parties in accordance with their terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.

4.3 Ownership of Shares. The Selling Parties are the record and beneficial owners of all and not less than all of the Subject Shares; all of the statements set forth in Section 1.2 of this Agreement in respect of the capitalization of Acquired Corporations are true and correct in all material respects; and all of the Subject Shares are owned by the Selling Parties free and clear of all Encumbrances and may be transferred pursuant to this Agreement without restriction of any kind, other than as provided in the United States federal or state securities laws.

4.4 Tax Matters.

(a) The tax identification number for Acquired Corporations is listed on Schedule 3.4(a).

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(b) All Tax Returns with respect to Acquired Corporations that are required to be filed before the Closing Date, have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been or will be paid in full, to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, could reasonably result in Parent being liable for any material Taxes or could give rise to a lien on the Subject Shares..

(c) Except as set forth on Schedule 3.4(c), there is no pending or, to the Selling Parties’ Knowledge, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of Acquired Corporations.

4.5 Compliance with Laws; Permits.

(a) Acquired Corporations have not received written notice from any Governmental Authority that Everest or its Subsidiaries is currently in violation of any Laws or Orders. To Selling Parties’ Knowledge, Acquired Corporations have not violated Laws, which violation has had or is reasonably expected to have a Material Adverse Effect on Acquired Corporations, as the case may be. To the Knowledge of Selling Parties, Acquired Corporations have not made any illegal payment to officers or employees of any Governmental or Regulatory Authority, or made any illegal payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices that violate any Laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by Acquired Corporations. To the Knowledge of the Selling Parties, there are no facts that (with or without notice or lapse of time, or both) could result in Acquired Corporations being in violation of any Law which has a Material Adverse Effect on Everest.

(b) Except to the extent already obtained by Acquired Corporations, no Permit is material for the conduct of the Business.

(c) To the Knowledge of Selling Parties, neither the Selling Parties nor any other Person associated with or acting on behalf of the Business has directly or indirectly (x) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, domestic or foreign, regardless of form, whether in money, property, or services (i) in violation of any Law, or (ii) to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (y) violated any applicable export control, money laundering or anti-terrorism Law, or otherwise taken any action that would be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or (z) established or maintained any fund or asset with respect to the Business that has not been recorded in its books and records.

4.6 No Breach. The Selling Parties’ execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or otherwise result in the material breach or violation of any of the terms and conditions of, result in a modification of the effect of or constitute (or with notice or lapse of time or both would constitute) a default under (a) Acquired Corporations’ articles of incorporation or bylaws; (b) any Contract to which Acquired Corporations are a party; (b) any Law or Order against, or binding upon or applicable to Selling Parties or their assets; or (d) any Permit.

4.7 Litigation. Except as set forth on Schedule 3.7, there are no outstanding Orders against or involving the operations of the Business, or Acquired Corporations. Except as set forth on Schedule 3.7, none of the Acquired Corporations or the Selling Parties is now, nor have any of them been during the one (1) year prior to the date hereof, a party to or, to Selling Parties’ Knowledge threatened (in writing) with any Legal Proceeding applicable to the operations of the Business of Acquired Corporations. Except as set forth on Schedule 3.7, there is no active dispute with any Person under Contract with Selling Parties in connection with the operations of the Business of Acquired Corporations. None of the Legal Proceedings set forth on Schedule 3.7, individually or together with any other, is reasonably likely to result in a Material Adverse Effect on Acquired Corporations. Except as set forth on Schedule 3.7, to Selling Parties’ Knowledge, there is no fact, event or circumstance that may give rise to any Legal Proceeding that would be required to be set forth on Schedule 3.7 if currently pending or threatened in writing. There are no Legal Proceedings pending or, to Selling Parties’ Knowledge, threatened in writing that would give rise to any right of indemnification on the part of any past or present director or officer of Acquired Corporations or the heirs, executors or administrators of such director or officer against Acquired Corporations or any successor to the Business.

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ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND BOXL

Purchaser and BOXL jointly and severally represent and warrant to Selling Parties, as of the date hereof (except as to any representation or warranty which specifically relates to another date) and as of the Closing Date, as follows:

5.1 Due Organization. Each of Purchaser and BOXL is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation as set forth on Schedule 4.1 annexed hereto, and has the corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted, except where such failure would not have a Material Adverse Effect on Acquired Corporations. Each of Purchaser and BOXL is qualified to transact business and in good standing in each jurisdiction in which the nature of its business or location of its property requires such qualification, except where such failure would not have a Material Adverse Effect on Acquired Corporations.

5.2 Ownership. Purchaser is a corporation newly formed by BOXL for the sole purpose of entering to this Agreement and consummating the transactions contemplated hereby and under the other Transaction Documents. BOXL is the sole stockholder of Purchaser.

5.3 Authority Relative to this Agreement and Transaction Documents. Each of Purchaser and BOXL has the full corporate power and authority to execute and deliver this Agreement and any Transaction Document to which each is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other Transaction Document to which it is a party by Parent or Purchaser and the consummation by Purchaser and BOXL of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser and BOXL is necessary to authorize this Agreement or any Transaction Document to which it is a party or to consummate the transactions so contemplated. This Agreement and the Transaction Documents to which it is a party have been duly and validly executed and delivered by Purchaser and BOXL and, assuming the due authorization, execution and delivery by Selling Parties, constitutes a legal, valid, and binding obligation of Purchaser and BOXL enforceable against Purchaser and BOXL in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other Laws affecting creditor’s rights generally and general equitable principles.

5.4 No Broker. Except as set forth on Schedule 4.4, no broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser or Parent in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Purchaser or Parent or any action taken by Purchaser or Parent.

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5.5 Ownership. All of the issued and outstanding ordinary or common shares of the Purchaser are and at the Closing Date shall be owned by Parent and all of the shares of issued and outstanding Common Stock of the Parent is owned by the Persons listed on Schedule 4.5.

5.6 Title to Assets. Except as disclosed on Schedule 4.6, Purchaser and BOXL own outright and have good and marketable title to, or a valid leasehold interest in, all of their respective assets, free and clear of all Encumbrances. On the Closing Date, all of the assets and properties of Purchaser and BOXL shall be free and clear of all Encumbrances.

5.7 Litigation. Except as set forth on Schedule 4.7 there are no outstanding Orders against or involving Purchaser or BOXL. Except as set forth on Schedule 4.7, neither the Parent nor the Purchaser is now, nor have any of them been during the one (1) year prior to the date hereof, a party to or, threatened (in writing) with any Legal Proceeding applicable to Purchaser or BOXL. Except as set forth on Schedule 4.7, there is no active dispute with any Person under Contract with Purchaser or BOXL. None of the Legal Proceedings set forth on Schedule 4.7, individually or together with any other, is reasonably likely to result in a Material Adverse Effect on Purchaser or BOXL. Except as set forth on Schedule 4.7, there is no fact, event or circumstance that may give rise to any Legal Proceeding that would be required to be set forth on Schedule 4.7 if currently pending or threatened in writing. There are no Legal Proceedings pending or threatened in writing that would give rise to any right of indemnification on the part of any past or present director or officer of Purchaser or BOXL or the heirs, executors or administrators of such director or officer against Purchaser or BOXL or any successor to the Purchaser or BOXL.

5.8 Investigation by Purchaser; Acquired Corporations’ Liability. Purchaser and BOXL have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Acquired Corporations, which investigation, review and analysis was conducted by Parent, Purchaser and their Affiliates and, to the extent Purchaser and BOXL deemed appropriate, by Parent’s or Purchaser’s Representatives. Purchaser and BOXL each acknowledge that they and their Representatives have been provided adequate access to the personnel, properties, premises and records of Acquired Corporations and the audit workpapers of Acquired Corporations’ auditors for such purpose. In entering into this Agreement, Purchaser and BOXL acknowledge that they have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Acquired Corporations or any of Acquired Corporations representatives (except the specific representations and warranties of the Selling Parties set forth in Article III), and Purchaser and BOXL acknowledge and agree, to the fullest extent permitted by Law, that:

(a) none of the Selling Parties, Acquired Corporations, any of Everest’s Subsidiaries or any of their respective directors, officers, stockholders, members, employees, Affiliates, controlling Persons, agents, advisors, representatives or any other Person makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to Acquired Corporations or its Subsidiaries made available to Parent, BOXL, their Affiliates or their Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of Acquired Corporations or any Subsidiary, in “break-out” discussions, in responses to questions submitted by or on behalf of Parent, BOXL, their Affiliates or their Representatives, whether orally or in writing, in materials prepared by or on behalf of Acquired Corporations, or in any other form (such information, collectively, “Due Diligence Materials”), or (ii) any information delivered or made available pursuant to Section 5.1(a) or (iii) the pro-forma financial information, projections or other forward-looking statements of Acquired Corporations or any of the Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement;

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(b) none of the Selling Parties, Acquired Corporations, any of the Subsidiaries or any of their respective directors, officers, employees, stockholders, members, Affiliates, controlling Persons, agents, advisors, representatives or any other Person shall have any liability or responsibility whatsoever to Parent, Purchaser or any of their directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including in contract, tort or equity under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to Acquired Corporations provided to Purchaser or BOXL, in materials furnished in Everest’s on-line data site, in presentations by Everest’s management or otherwise), to Parent, Purchaser or their directors, officers, employees, Affiliates, controlling Persons, advisors, agents or representatives (or any omissions therefrom); and

(c) without limiting the generality of the foregoing, the Selling Parties make no representation or warranty regarding any third party beneficiary rights or other rights which Purchaser or BOXL might claim under any studies, reports, tests or analyses prepared by any third parties for Acquired Corporations or any of its Affiliates, even if the same were made available for review by Parent, Purchaser or their Representatives.

5.9 Investment Purpose. Purchaser is acquiring the Subject Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933; provided, however, that by making the representations herein, Purchaser reserves the right to dispose of the Subject Shares at any time in accordance with or pursuant to an effective registration statement covering such Subject Shares or an available exemption under the Securities Act of 1933.

5.10 Reliance on Exemptions. Each of Purchaser and BOXL expressly acknowledge and understand that the Subject Shares are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Selling Parties are relying in part upon the truth and accuracy of, and Parent or Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser and BOXL set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Subject Shares.

ARTICLE VI.
ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Expenses of Agreement. The Parties to this Agreement shall each bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, whether or not the transactions contemplated hereby and thereby are consummated, including, but not limited to, all fees and expenses of brokers, agents, representatives, counsel and accountants.

6.2 BOXL Employee Stock Option Plan. On or before the Closing Date under this Agreement,, BOXL shall establish a stock option plan solely for the benefit of employees of Acquired Corporations, pursuant to which inter alia, such individuals shall be issued stock option grants of Parent that represent on an aggregate basis two percent (2%) of the Fully-Diluted Common Stock of BOXL and which vests annually in equal installments over a four (4) year period (the “BOXL Employee Stock Option Plan”).

6.3 Further Assurances. Each of the Parties shall execute such documents and other papers and perform such further acts as may reasonably be required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each of the Parties shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to Closing.

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6.4 Examinations and Investigations. Purchaser and BOXL acknowledges that prior to the Closing Date, Purchaser and BOXL was entitled to, through its employees and representatives, make such investigations of the Business of Acquired Corporations Group and such examination of the books, records and financial condition of the Business as Purchaser and BOXL reasonably considered necessary.

6.5 Access to Records. For a period of six (6) years after the Closing Date, each Party agrees to provide the other party, at such other party’s expense, with reasonable access to the books and records of the other party related to the Business after the Closing Date for the purpose of preparing tax returns, defending claims or other reasonable business purposes.

6.6 Information for Liquidity Event.

(a) Following the Closing Date, the Selling Parties, including Acquired Corporations, shall provide the Purchaser and its authorized representatives such information, financial or otherwise, relating to the Acquired Corporations that is reasonably required under the United States Securities Act of 1933, as amended (the “Securities Act”) for the purpose of enabling the Purchaser and its Parent to prepare for an IPO or other Liquidity Event. In such connection, if required under Regulation S-X and Regulation D, as promulgated under the Securities Act, following the Execution Date, the Selling Parties shall furnish to the Parent the audited consolidated financial statements of Acquired Corporations, consisting of its consolidated balance sheet, as of December 31, 2013, December 31, 2014 and December 31, 2015, and the consolidated statement of operations and consolidated statement of cash flows, for the three fiscal years then ended (the “Audited Financial Statements”). The auditing cost for the Audited Financial Statements and for the three fiscal years then ended shall be borne in the manner provided in Section 5.15 below.

(b) Following the Closing Date, the Purchaser and BOXL shall provide to K Laser and its authorized representatives reasonable and timely access to information, financial or otherwise, necessary in order to satisfy the requirements for K Laser’s legal and internal compliance obligations, including, but not limited to true and complete copies of all agreements, registration statements, financial information and other documentation required to be executed or filed with the SEC in connection with consummating any one or more Liquidation Event.

(c) Each of the Parties agrees to maintain the confidentiality of all information obtained in regard to this Section 5.6 and shall not make or allow any use of such information other than for the purposes of this Section 5.6. However, such Party may allow access to such information to his/its accountants, lawyers, partners, limited partners, members, managers and financial advisors provided that they are bound by an agreement of confidentiality. This section shall survive the termination of this Agreement for any reason.

ARTICLE VII.
CONDITIONS PRECEDENT

The respective obligations of each of the Parties to consummate the transactions contemplated hereby are subject to the satisfaction and waiver in writing at or before the Closing Date of each of the following conditions:

7.1 Injunctions; Illegality. No court or other Governmental or Regulatory Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

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7.2 Covenants. Each Party shall have performed or complied with in all material respects all covenants and obligations of this Agreement required to be performed or complied with by such Party on or prior to the Closing Date.

ARTICLE VIII.
INDEMNIFICATION

8.1 Survival. All representations and warranties of Selling Parties, Purchaser and BOXL shall survive the execution and delivery hereof and the Closing hereunder, and all such representations and warranties shall thereafter terminate and expire with respect to any theretofore unasserted claim one (1) year following the Closing Date (and no claim for indemnification shall thereafter be made arising from any breaches of any such representations or warranties). All covenants and agreements respectively made by Selling Parties, Purchaser and BOXL in this Agreement to be performed after the Closing Date shall survive the Closing and will remain in full force and effect thereafter until (a) in the case of all covenants and agreements that have specified terms or periods, until the expiration of the terms or periods specified therein; and (b) in the case of all other covenants and agreements that do not have specified terms or periods, until the fulfillment thereof.

8.2 Obligation of Selling Parties to Indemnify. Subject at all times to the provisions of Section 7.6 of this Agreement, from and after the Closing, the Selling Parties shall jointly and severally indemnify, defend and hold harmless the Purchaser and BOXL, the Acquired Corporations and their directors, officers, employees, Affiliates and assigns (each, a “Purchaser Indemnified Party”) from and against any losses, liabilities, damages, costs, or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) (collectively, “Losses”) sustained or incurred by such Purchaser Indemnified Party relating to, caused by or resulting from:

(a) any breach of any representation or warranty of Selling Parties contained in this Agreement or in any certificate or schedule delivered by Selling Parties pursuant to this Agreement, and as provided in Schedule 7.2(a) annexed hereto and made a part hereof; or

(b) any breach of, or failure to satisfy, any covenant or obligation of Selling Parties in this Agreement or in any other certificate or document delivered by Selling Parties pursuant to this Agreement.

8.3 Obligation of Purchaser and BOXL to Indemnify. From and after the Closing, the Parent, the Purchaser and BOXL shall indemnify, defend and hold harmless the Selling Parties and the directors, officers, employees, Affiliates and assigns of Acquired Corporations Group (collectively, the “Seller Indemnified Parties”) from and against any Losses sustained or incurred by such Seller Indemnified Parties relating to, caused by or resulting from:

(a) any breach of any misrepresentation or warranty of Purchaser or BOXL contained in this Agreement or in any certificate or schedule delivered by Purchaser or BOXL pursuant to this Agreement; or

(b) any breach of, or failure to satisfy, any covenant or obligation of Purchaser or BOXL in this Agreement or in any other certificate or document delivered by Purchaser or Parent pursuant to this Agreement.

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8.4 Notice of Third Party Claims to Indemnifying Party. If any Party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding from a Person not a party to this Agreement with respect to which another Party (or Parties) to this Agreement is obligated to provide indemnification (the “Indemnifying Party” and in the case of Selling Parties, a “Seller Indemnifying Party” and in the case of the Purchaser or the Parent, the “Purchaser Indemnifying Parties”) pursuant to Section 7.2 or Section 7.3, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall describe the claim in reasonable detail and shall indicate the amount (or a reasonable estimate, as applicable) of the Loss that has been or may reasonably be sustained by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted Liability of the Indemnitee. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party elects to compromise or defend such asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted Liability. In such case the Indemnitee may participate, at its own expense, in such defense. In the event that the Indemnitee determines in good faith that a conflict of interest exists or that there are defenses, claims or counterclaims available to the Indemnitee that are not available to the Indemnifying Party, then the Indemnitee shall have the option of obtaining its own counsel for such claim at the Indemnifying Party’s cost and expense. If the Indemnifying Party elects not to compromise or defend against the asserted Liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may at the Indemnifying Party’s expense, pay, compromise or defend such asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim without the consent of the other party, such consent not to be unreasonably withheld. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.

8.5 Notice of Claims. In the case of a claim for indemnification hereunder that is not a third party claim covered by Section 7.4 hereof, upon determination by an Indemnitee that it is entitled to indemnification, the Indemnitee shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification and the amount (or a reasonable estimate, as applicable) of the Loss that has been or may reasonably be sustained by the Indemnitee (the “Indemnification Notice”). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have forty-five (45) days in which to notify the Indemnitee in writing (the “Dispute Notice”) that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnitee within the required forty-five (45) days, the Indemnifying Party shall be obligated to pay the Indemnitee the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party. In the event that a Dispute Notice is timely given to an Indemnitee, the Parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such Parties within such period, the Parties shall have the right to pursue all available remedies to resolve such dispute.

8.6 Limitations on Indemnity Obligations; Methods of Payment.

(a) Exclusive Remedy. Except with respect to any acts or omissions constituting common law fraud, willful misconduct or intentional misrepresentation, indemnification under this ARTICLE VII shall be the sole and exclusive remedy for any and all claims under this Agreement.

(b) Basket. There shall be no recovery for claims under Sections 7.2(a) or 7.3(a) (except in the case of fraud, willful misconduct or intentional misrepresentation) unless and until (i) any individual claim or series of related claims is greater than $15,000 (the “De Minimis Amount”), in which case the claiming Party shall be entitled to recover for all such Losses in connection with such claim or series of related claims (including the De Minimis Amount) and (ii) the aggregate amount of Losses of the Indemnitee that may be claimed thereunder exceeds USD $200,000 (the “Threshold”), and once such Threshold has been reached, the Indemnifying Parties shall be liable to the Indemnitees for the amount of Losses in excess of the Threshold.

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(c) Cap. The maximum aggregate recovery for all claims of the Purchaser Indemnified Parties under the Transaction Documents (other than for fraud, which shall be limited to the consideration actually received) shall be limited to Four Million Dollars ($4,000,000).

(d) Individual Limitations. In addition, in the event and to the extent that the Seller Indemnifying Parties shall be liable to indemnify the Purchaser Indemnified Parties pursuant to this Agreement, such Dollar amounts shall only be payable to the Purchaser Indemnified Parties, (i) by returning to the Parent an amount equal to the amount for which the Seller Indemnifying Parties is liable in the form of such number of shares of the Series C Preferred Stock that are purchased by the Selling Parties upon exercise of the option referred to in this Agreement (valued at $100 per share), that each Seller Indemnifying Party actually received under this Agreement (in the aggregate for all claims); or (ii) if the Series C Preferred Stock held by such Seller Indemnifying Party has been converted to Parent Common Stock, an amount of Parent Common Stock equal to the amount for which the Seller Indemnifying Parties is liable valued at the thirty (30) day trailing average on a National Securities Exchange of such Parent Common Stock or, in the instance of a Sale of Control Transaction, the per share price paid in such Sale of Control Transaction. In no event shall such Seller Indemnifying Party pay, by return of such shares, more than such Seller Indemnifying Party’s pro rata share of the claim.

(e) Payment of Claims to Seller Indemnified Parties. In the event and to the extent that the Purchaser Indemnifying Parties shall be liable to indemnify the Seller Indemnified Parties pursuant to this Agreement, such Dollar amounts shall be paid to the Seller Indemnified Parties in cash.

(f) Insurance; Tax Benefits. In the event and to the extent that the Seller Indemnifying Parties shall be liable to indemnify the Purchaser Indemnified Parties pursuant to this Agreement, such Dollar amounts shall be reduced by any proceeds from insurance or tax benefits received by the Purchaser Indemnified Parties.

ARTICLE IX.
SELLERS’ REPRESENTATIVE

9.1 Seller’ Representative.

(a) The Selling Parties, by adopting this Agreement and the transactions contemplated hereby, hereby irrevocably appoint and constitute K Laser as the Seller’ Representative for and on behalf of the Selling Parties, with the authority (i) to perform the obligations of the Seller’ Representative set forth in this Agreement, (ii) to give and receive notices and communications, (iii) to agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement, (iv) to retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with, and to take all actions necessary or appropriate in the judgment of the Seller’ Representative for the accomplishment of, any or all of the foregoing. Such agency may be changed the Selling Parties from time to time upon not less than ten (10) days’ prior written notice to Purchaser and BOXL. No bond shall be required of the Seller’ Representative. Notices or communications to or from the Seller’ Representative to Parent shall constitute notice to or from each of the Selling Parties, except for notices related to any action for which the Selling Parties’ consent is required under the terms of this Agreement or applicable law. Each Selling Party agrees to receive correspondence from the Seller’ Representative, including in electronic form.

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(b) The Seller’ Representative shall not be liable for any act done or omitted hereunder as the Seller’ Representative while acting in good faith and without negligence and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith and absence of negligence. The Selling Parties shall indemnify the Seller’ Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. No provision of this Agreement shall require the Seller’ Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement on behalf of any Selling Parties. The Seller’ Representative may in good faith rely conclusively upon the information, reports, statements and opinions prepared or presented by counsel or other professionals retained by it, and any action taken by the Seller’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith.

(c) Notwithstanding the foregoing provisions in this Section 8.1, or any provision to the contrary set forth in this Agreement, the Seller’ Representative shall only have the power or authority to act with respect to matters pertaining to the Selling Parties as a group and not matters pertaining to an individual Selling Party (for example but not by way of limitation, an action against an individual Selling Party for his, her or its individual breach of a covenant in this Agreement), and the powers conferred on the Seller’ Representative herein and in this Agreement shall not authorize or empower the Seller’ Representative to do or cause to be done any action (including by amending, modifying or waiving any provision of this Agreement) that (i) results in the amounts payable hereunder to any Selling Party being distributed in any manner other than as permitted pursuant to this Agreement, (ii) alters the consideration payable to any Selling Party pursuant to this Agreement, or (iii) adds to or results in an increase of any Selling Party’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), in each case with respect to clauses (i), (ii) and (iii) of this Section 8.1(c), without first obtaining the prior written approval of the Selling Parties.

9.2 Actions of the Seller’ Representative. Except for decisions, acts, consents or instructions that contravene Section 8.1(c) above, a decision, act, consent or instruction of the Seller’ Representative shall constitute a decision of all of the Selling Parties and shall be final, binding and conclusive upon each and every Selling Party, and the other Parties to this Agreement may rely upon any decision, act, consent or instruction of the Seller’ Representative as being the decision, act, consent or instruction of each and every Selling Party.

ARTICLE X.
INTENTIONALLY OMITTED.

ARTICLE XI.
GENERAL PROVISIONS

11.1 Publicity. No publicity release or announcement concerning this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby shall be issued without advance approval of the form and substance thereof by Seller’ Representative and the Purchaser, except as may otherwise be required by Law (in which case the Party making such release or announcement will provide concurrent or, if practicable, prior notice to the other Parties hereto).

11.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made on (a) delivery thereof, if by hand; (b) upon receipt, if sent by mail (registered or certified mail, postage prepaid, return receipt requested); (c) on the second Business Day following deposit, if sent by a recognized overnight delivery service; or (d) upon transmission, if sent by facsimile transmission (in each case with receipt verified by electronic confirmation), in each case as follows:

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(i) if to Parent or Purchaser, to:	(ii) if to Selling Parties or Seller’ Representative, to:

Boxlight Corporation 1045 Progress Circle Lawrenceville, GA 30043 Telephone: (404) 891-1122 (ext. 442)	K Laser Technology, Inc. No. 1, Li Hsin Road VI Science-Based Industrial Park, Hsinchu, Taiwan
Attn: Mark Elliott, CEO	Attention: Alex Kuo, Chairman
Telephone: + 886 3 577 0316

with a copy to:	with a copy to:

CKR Law LLP	Chen & Lin Attorney at Law
1330 Avenue of the Americas 14th floor	Bank Tower,12th Floor, 205 Tun Hwa North Road, Taipei, Taiwan 105
New York, NY 10019	Attn: Grace Yu, Esq.
Attention: Stephen A. Weiss	Phone: 886-2-27150270
Telephone: (212) 259-7300	Direct Dial: 886-2-27150270
Cell Phone: (917) 797-0015	Fax: 886-2-25147510
Email:sweiss@ckrlaw.com	Email: graceyu@chenandlin.com

provided, that each Party hereto shall promptly notify the other Parties hereto of any change in its contact information in accordance with this Section 10.2, which revised contact information shall thereafter be for purposes of this Section 10.2 until further revised.

11.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents contain the entire agreement among the Parties with respect to the purchase of the Subject Shares and related transactions and supersede all prior agreements, written or oral, with respect thereto.

11.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any Party may otherwise have at law or in equity.

11.5 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

11.6 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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11.7 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.8 Construction and Interpretation. The Parties acknowledge and agree that this Agreement has been freely negotiated and shall be deemed to have been drafted by the Parties jointly. Accordingly, no court should construe any provision for or against any Party as a result of such Party being involved in the drafting of this Agreement.

11.9 Assignment. No Party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement; provided, however, that Purchaser or BOXL may assign any or all of its rights, together with its obligations hereunder, to any of its Affiliates or to any successor to all or a portion of the assets of Purchaser or BOXL, provided that if such Affiliate(s) fails to fully and timely perform any of such obligations, Purchaser or BOXL, as the case may be, shall fully and promptly perform such obligations as if it were a Party hereto.

11.10 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any jurisdiction permitted under this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and, except as otherwise expressly provided herein, nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

11.12 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the court making such a determination shall, modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the effect that the transactions contemplated hereby are fulfilled to the extent possible.

11.13 Governing Law; Forum. This Agreement and shall be governed by the laws of the State of Nevada, United States of America. The Parties hereto do hereby consent and submit to the venue and jurisdiction of the state or federal courts residing in the State of Nevada as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other Party by mailing a copy of the summons and/or complaint to the other Party at the address set forth herein. Notwithstanding anything to the contrary contained herein, the Parties may seek equitable relief, or enforce any final judgment of any such federal or state court residing in the State of Nevada, in any other jurisdiction in any manner provided by applicable law.

Balance of page left blank – signature pages to follow

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

Parent:	BOXLIGHT CORPORATION

By:
	Name:	Mark Elliot
	Title:	CEO

Purchaser:	BOXLIGHT HOLDINGS, INC.

By:
	Name:	Mark Elliot
	Title:	Chairman

Everest:	EVEREST DISPLAY, INC.

By:
	Name:	Alex Kuo
	Title:	Chairman

Guang Feng	GUANG FENG INTERNATIONAL, LTD.

By:
	Name:	Alex Kuo
	Title:	Chairman

Boxlight USA	BOXLIGHT, INC.

By:
	Name:	Henry (Hank) Nance
	Title:	President

BLA	BOXLIGHT LATINOAMERICA, S.A. DE C.V.

By:
	Name:	Alex Kuo
	Title:	Chairman

BSA	BOXLIGHT LATINOAMERICA SERVICIOS, S.A. DE C.V..

By:
	Name:	Alex Kuo
	Title:	Chairman

Annex I

Definitions

(a) Certain Defined Terms

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The Majority Shareholders are an Affiliate of Everest.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Taipei, Taiwan and New York City, New York are open for the general transaction of business.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations promulgated thereunder, or corresponding provisions of future laws.

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Common Stock Equivalents” means any convertible notes, convertible debentures, warrants or options (including Conversion Shares issuable under this Agreement or stock options issued under Parent’s Stock Option Plan) or other securities of Parent that are convertible into or exercisable or exchangeable for, Common Stock of the Parent.

“Dollar,” “USD,” or “$” shall mean United States dollars.

“Encumbrances” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, on any of the assets, properties or securities of Everest, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“GAAP” shall mean U.S. generally accepted accounting principles as are in effect from time to time applied on a consistent basis both as to classification of items and amounts.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official, regulator, quasi-governmental authority, or other instrumentality of the United States, Taiwan or any foreign country or any domestic or foreign state, county, city, town, borough, village, district or other political subdivision and shall include any stock exchange, quotation service and FINRA.

“Indebtedness” shall mean, with respect to any Person, without duplication, all indebtedness of such Person for money borrowed, whether short- or long-term, inclusive of any prepayment penalties or termination charges.

“Knowledge” means (a) with respect to the Selling Parties, the actual knowledge (without due inquiry) of any of one Mark Elliot, Henry Nance or Alex Kuo, (b) with respect to Purchaser or Parent, Adam Levin, Michael Pope and Sheri Lofgren, and (c) with respect to the individuals in (a) and (b), after due inquiry.

“Laws” (or “Law” where the context requires) shall mean applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy, or guidance having the force of law, treaty, judgment, order, injunction, award and decree of any kind of nature whatsoever including any judgment or principle of common law.

“Legal Proceeding” means any action, suit, litigation, investigation or judicial, administrative or arbitration inquiry or proceeding.

“Liability” means any Liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, and whether due or to become due), including any Liability for Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Material Adverse Effect” means (a) when used in connection with any of the Selling Parties, any event, change or effect that is material and adverse to (i) the Business, or (ii) the ability of the Selling Parties to perform any of its material obligations under this Agreement; and (b) when used in connection with Purchaser or BOXL, any event, change or effect that is material and adverse to (i) the property, business, operations, assets (tangible and intangible) or financial condition of Purchaser or BOXL, taken as a whole, or (ii) the ability of Purchaser or BOXL to perform any of its material obligations under this Agreement.

In either event, “Material Adverse Effect” shall exclude any event, change or effect resulting from: (1) any change in economic conditions directly affecting the industry of the Business or the economy generally (provided that in such case the effects shall not have a unique or materially disproportionate impact on the Business), (2) a change that results directly from the announcement or pendency of the transactions contemplated hereunder or any action taken by such party in good faith in connection with fulfilling its obligations hereunder, (3) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles or any other change or effect arising out of or relating to any proceeding or Order before a Governmental or Regulatory Authority, (4) changes affecting industries, markets or geographical areas in which Everest or the Subsidiaries conduct their respective businesses, (5) the consummation of the transactions contemplated by this Agreement or any actions by the Parties taken pursuant to this Agreement or in connection with the transactions contemplated hereby, (6) conduct by the Selling Parties, Everest or any of the Subsidiaries (i) not prohibited under Section 5, (ii) prohibited under Section 5 for which Purchaser or BOXL gave its prior written consent or (iii) prohibited under Section 5, which, if taken by the Selling Parties, or any of the Everest Subsidiaries, would have prevented or mitigated any resulting material adverse effect on the results of operations or financial condition of Everest and the Subsidiaries taken as a whole, (7) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, and (8) any action required to be taken under any Law or Order or any existing Contract by which Everest or any of the Subsidiaries (or any of their respective properties) is bound.

“Order” means any enforceable award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental or Regulatory Authority or by any arbitrator.

“Ordinary Course” means, with respect to any Person, in the ordinary course of that Person’s business consistent with past practice, including as to the quantity, quality and frequency.

“Permits” means permits, certificates, licenses, orders, franchises, authorizations and approvals issued or granted by Governmental or Regulatory Authorities.

“Permitted Encumbrances” means (i) liens for Taxes that are not yet due and payable or not yet delinquent and liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable legal requirements, (iv) non-exclusive licenses of Intellectual Property, (v) liens consisting of zoning, building code or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments, rights-of-way and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto, (vi) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising in the Ordinary Course securing amounts that are not past due, and (vii) licenses to third Persons, including but not limited to the License Agreements.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

“Tax Returns” shall mean all returns, declarations, reports, claims for refund, forms, estimates, information returns and statements required to be filed in respect of any Taxes to be supplied to a taxing authority in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” (or “Tax” where the context requires) means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, environmental (including taxes under Section 59A of the Code), premium, disability, registration, license, alternative or add-on minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, social security, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments, including any Liability of Selling Parties for the unpaid Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law) as transferee or successor, by contract or otherwise), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto relating to the assets, business or property of Selling Parties with respect to any period or arising out of the transaction contemplated hereby.

“Transaction Documents” shall mean the collective reference to this Agreement, this Agreement, all Exhibits to this Agreement and all other certificates and instruments to be executed and delivered by the Parties on the Closing Date, including, without limitation, the Employment Agreements.

ExhibitS A-1 AND A-2

Capitalization of Everest and ALLOCATION OF PURCHASE PRICE

Exhibit B

SERIES C PREFERRED CERTIFICATE OF DESIGNATIONS

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS OF THE
SERIES C CONVERTIBLE PREFERRED STOCK OF
BOXLIGHT CORPORATION

PURSUANT TO SECTION 78.195
OF THE NEVADA REVISED STATUTES

I, Sheri Lofgren, hereby certify that I am the Chief Financial Officer of Boxlight Corporation, formerly, known as Logical Choice Corporation (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes, and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on May __, 2016, adopted the following resolutions creating a series of preferred stock designated as Series C Convertible Preferred Stock, none of which have been issued:

RESOLVED that these Amended and Restated Certificate of Designations of the Series C Preferred Stock shall restate in their entirety, the Certificate of Designations for the Series C Preferred Stock filed pursuant to Section 78.195 of the NRS on September 24, 2015, as amended on December 16, 2015; and

RESOLVED, that the Board designates the Series C Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

ARTICLE I Designation and Number.

1.1 A series of Preferred Stock, designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”), par value $0.0001 per share, is hereby established. The number of authorized shares of Series C Preferred Stock shall initially be 270,000 shares (as adjusted, pursuant to this Agreement, the “Authorized Shares”), and the stated value amount per share of Series C Preferred Stock shall be $20.00 (the “Stated Value Per Share”), or $5,400,000 as to all shares of Series C Preferred Stock.

1.2 Pursuant to a Share Purchase Agreement, dated May 10, 2016 (the “Purchase Agreement”), BOXLIGHT HOLDINGS, INC., a Delaware corporation and a wholly-owned subsidiary of the Corporation (“Boxlight Holdings”), acquired from GUANG FENG INTERNATIONAL LTD., an American Samoa corporation (“Guang Feng”) and a wholly owned subsidiary of EVEREST DISPLAY, INC., a Taiwan corporation (“EDI”), 100% of the issued and outstanding common shares of BOXLIGHT, INC., a corporation organized under the laws of Washington State (“Boxlight USA”), BOXLIGHT LATINOAMERICA, S.A. DE C.V. (“BLA”) and BOXLIGHT LATINOAMERICA SERVICIOS, S.A. DE C.V. (“BLS”), both corporations organized under the laws of Mexico (collectively, “Boxlight Mexico”).

1.3 The Series C Preferred Stock is being issued pursuant to the terms of the Purchase Agreement. unless otherwise defined in this Certificate, all capitalized terms, when used herein, shall have the same meaning as they are defined in the Purchase Agreement.

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1.4 As used in this Certificate, the term “Automatic Conversion Shares” shall mean, upon the occurrence of a Liquidity Event, the aggregate number of shares of Company Class A Common Stock issuable upon the automatic conversion of all of the Series C Preferred Stock; being that number of shares of Class A Common Stock resulting from dividing (a) a Market Value of up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars, and in no event less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars, by (b) the Per Share Price; provided, that, the Automatic Conversion Shares shall in all cases represent that number of shares of Class A Common Stock which shall constitute 22.221% of the Fully-Diluted Common Stock of the Corporation. For the avoidance of doubt, in connection with the contemplated IPO, and after giving effect (i) a series of reverse stock splits and forward stock splits, assuming that the aggregate number of shares of the Fully-Diluted Common Stock of the Corporation shall be 9,699,909 shares of Common Stock, such Automatic Conversion Shares shall be an aggregate of two million one hundred and fifty five thousand four hundred and eleven (2,155,411) shares of Class A Common Stock, or approximately 22.221% of the Fully-Diluted Common Stock of the Corporation. In the event that such reverse stock split ratio and forward stock split ratio shall change, then the number of shares of Series A Common Stock issuable as Automatic Conversion Shares shall change, but the aggregate number of shares of such Class A Common Stock upon the occurrence of a Liquidity Event shall continue to represent not less than 22.221% of the Fully-Diluted Common Stock of the Corporation.

1.5 As used in this Certificate, the term “Conversion Shares” shall mean the collective reference to the Automatic Conversion Shares and any Optional Conversion Shares issued to a Holder prior to a Liquidity Event.

1.6 As used in this Certificate, the term “Fully-Diluted Common Stock” shall have the same meaning as the definition of “Fully-Diluted Common Stock of the Company” as set forth in the Purchase Agreement.

1.7 As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series C Preferred Stock.

1.8 As used in this Certificate, the term “Majority Holders” shall mean those persons who were issued a majority of the shares of Series C Preferred Stock pursuant to the terms of the Purchase Agreement to the extent that such persons continue to own capital stock in the Corporation.

1.9 As used in this Certificate, the term “Purchase Agreement” shall mean the share purchase agreement dated as of as of May 10, 2016, among the Corporation, Boxlight Holdings, EDI, Guang Feng, Boxlight USA, BLS and BLA.

1.10 As used in this Certificate, the term “Liquidity Event” shall have the meaning as such term is defined in the Purchase Agreement.

1.11 As used in this Certificate, the term “Market Value” shall have the meaning as such term is defined in the Purchase Agreement.

1.12 As used in this Certificate, the term “Per Share Price” shall have the meaning as such term is defined in Section 1.6 of the Purchase Agreement.

1.13 As used in this Certificate, the term “IPO” shall have the meaning as such term is defined in the Purchase Agreement.

1.14 The terms “Parent” or “BOXL as used in the Purchase Agreement and the term “Company” as used in the Purchase Agreement, shall mean the Corporation.

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ARTICLE II RANK. All shares of the Series C Preferred Stock shall rank senior to (i) to the Corporation’s Class A Common Stock, $0.0001 par value per share and Class B Common Stock, $0.0001 par value per share of the Corporation (the “Common Stock”) and any other class of securities which is specifically designated as junior to the Series C Preferred Stock (collectively, with the Common Stock, the “Junior Securities”); and (ii) pari passu with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series C Preferred Stock, including without limitation, 2,500,000 shares of Series A Preferred Stock, $1.00stated value per share, 1,000,000 shares of Series B Preferred Stock, $1.00 stated value per share and all other shares of Preferred Stock of the Corporation (other than the Series C Preferred Stock) to be issued in series in connection with the “Acquisitions” of Mimio or Genesis,” as those terms are defined in the Everest Purchase Agreement, and to any notes, convertible securities or class or series of capital stock of the Corporation (including Preferred Stock) hereafter issued for the purpose of consummating any public or private financing (collectively, the “Pari Passu Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

ARTICLE III Dividends.

3.1 The Holders shall be entitled to receive if, at the times set forth in this Section 3,1, cumulative annual dividends per share equal to six percent (6%) of the aggregate Liquidation Preference (hereinafter defined) of the issued and outstanding Series C Preferred Stock. Accrual of such dividends shall be computed on a 365-day basis, and shall be payable in full when the Series C Preferred Stock is converted into Automatic Conversion Shares. Such dividends shall be payable annually each anniversary of the issue date of the Series C Preferred Stock in additional shares of Series C Preferred Stock, and such dividends shall accrue whether or not declared and regardless of whether there are profits, surplus or other funds legally available for payment of dividends, and shall be earned or payable from and after the issue date of the Series C Preferred Stock. All dividends paid with respect to shares of Series C Preferred Stock pursuant to this Section 3.1 shall be paid pro rata to the Holders entitled thereto. Dividends on the Series C Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series C Preferred Stock, if the Corporation is not solvent or would be rendered insolvent thereby.

3.2 Except as otherwise set forth in this Section 3.1, the Series C Preferred Stock shall not pay a fixed or other dividend. The Holders shall, however, be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid pro rata on the Common Stock and the Series C Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each Holder is to be treated for this purpose as holding (in lieu of such shares of Series C Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series C Preferred Stock. The right to such dividends on shares of Series C Preferred Stock shall not be cumulative, and no right shall accrue to Holders by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

ARTICLE IV LIQUIDATION PREFERENCE. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) simultaneous with any distribution or payment on Pari Passu Securities, and (ii) before any distribution or payment shall be made to the holders of the Common Stock or any other Junior Securities, each Holder of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to (i) the product of (A) the aggregate number of shares of Series C Preferred Stock then outstanding, and (B) the Stated Value Per Share plus (ii) any accrued but unpaid dividends. If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series C Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series C Preferred Stock are entitled were paid in full.

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ARTICLE V. VOTING RIGHTS. Each share of Series C Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of each share of Series C Preferred Stock. Except as otherwise set forth herein, the Holders shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would alter any right given to the Series C Preferred Stock; in which event the Series C Preferred Stock may vote as a separate class with respect to such amendment. Holders shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders. Fractional votes by the Holders shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating a ll shares into which shares of Series C Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

ARTICLE VI Conversion.

6.1 Conversion Ratio . Each full share of Series C Preferred Stock shall be convertible into Company Class A Common Stock of the Corporation, at any time, into that number of shares of Company Class A Common Stock at a conversion ratio per share of Series C Preferred Stock as shall be determined by dividing (A) the number of Authorized Shares, by (B) that number of shares of Common Stock equal to the number of Automatic Conversion Shares (the “Series C Conversion Ratio”). Accordingly the initial conversion ratio (the “Conversion Ratio”), shall be determined by dividing one share of the Series C Preferred Stock by the Series C Conversion Ratio; provided, that, the number of Conversion Shares (defined below) and the Series C Conversion Ratio shall result in all of the Conversion Shares having a Market Value of up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars and not less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars (the “Market Value”), and shall result in all of the Conversion Shares representing not less than 22.221% of the Fully-Diluted Company Common Stock.

For the avoidance of doubt, in the event and to the extent that the Automatic Conversion Shares shall represent less than 22.221% of the Fully-Diluted Common Stock, upon the optional or automatic conversion of the Series C Preferred Stock, the Holders of Series C Preferred Stock shall be entitled to receive, in addition to such Automatic Conversion Shares, the “Adjustment Shares” as defined in the Purchase Agreement. In addition, if the product of multiplying the Per Share Price by the number of Automatic Conversion Shares shall result in a Market Value of less than up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars and not less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars Market Value, the number of Automatic Conversion Shares shall similarly be subject to increase by the issuance of additional shares of Common Stock.

6.2 Optional Conversion. The Holders of shares of Series C Preferred Stock may, at their option and at any time or from time to time, convert all or any portion of their shares of Series C Preferred Stock into Common Stock of the Corporation at any time or from time to time (an “Optional Conversion”). In order to effect an Optional Conversion, a Holder of shares of Series C Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the “Series C Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such Optional Conversion (the “Optional Conversion Shares”) and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue any Optional Conversion Shares upon any Optional Conversion unless either the Series C Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series C Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation.

6.3 Automatic Conversion. Notwithstanding anything to the contrary contained herein, express or implied, but subject at all times to the adjustment provisions of Section 6.4 below, immediately following the occurrence of (i) a Liquidity Event and (ii) the exercise of the Option (as defined in the Purchase Agreement), all, and not less than all, of the then issued and outstanding shares of Series C Preferred Stock shall automatically, and without any further action on the part of the Corporation or the Holder, be converted (an “Automatic Conversion”) into that number of Automatic Conversion Shares that shall (a) have an aggregate Market Value of up to $16,456,000 and not less than $8,228,000, and (b) represent not less than 22.221% of the Fully-Diluted Common Stock of the Corporation, less the aggregate number of shares of Common Stock previously issued in connection with any one or more Optional Conversions contemplated by Section 6.2 above. Each Holder of Series C Preferred Stock shall be entitled to receive his, her or its pro-rata portion of the Automatic Conversion Shares determined by the amount by which the number of shares of Common Stock into which all of such Holder’s shares of Series C Preferred Stock may be converted pursuant to the Conversion Ratio, bears to the total number of Automatic Conversion Shares.

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For the avoidance of doubt, in connection with the contemplated IPO, and after giving effect to a series of reverse stock splits and forward stock splits of the outstanding Common Stock of the Corporation, if the Fully-Diluted Common Stock of the Corporation shall be 9,699,909 shares of Common Stock, the Automatic Conversion Shares shall be up to an aggregate of 2,155,411 shares of Class A Common Stock (inclusive of the Bonus Shares referred to in the Purchase Agreement), or approximately 22.22% of the Fully-Diluted Common Stock of the Corporation. In the event that the Fully-Diluted Common Stock of the Corporation shall be other than 9,699,909 shares of Common Stock, then the number of shares of Series A Common Stock issuable as Automatic Conversion Shares shall change, but the aggregate number of shares of such Class A Common Stock upon the occurrence of a Liquidity Event (including the Bonus Shares) shall continue to represent not less than 22.221% of the Fully-Diluted Common Stock of the Corporation.

6.4 Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series C Preferred Stock was issued by the Corporation (the “Original Issue Date”), the shares of Company Class A Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, Holders shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Company Class A Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

6.5 Adjustment Upon Common Stock Event. In the event that a Common Stock Event occurs at any time or from time to time after the Original Issue Date, the aggregate number of Conversion Shares in effect immediately prior to such event shall, simultaneously with the occurrence of such Common Stock Event, shall be proportionately decreased or increased, as appropriate. The Conversion Shares shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean: (a) the declaration or payment of any dividend or other distribution on the Common Stock, without consideration, payable to one or more stockholders in additional shares of Company Class A Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock; (b) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (c) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

6.6 Adjustment of Series C Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall, at any time after the Original Issue Date and prior to a Liquidity Event, issue additional shares of Company Class A Common Stock or Preferred Stock that is convertible into shares of Common Stock, then the Series C Conversion Price and the Conversion Ratio shall be adjusted concurrently with such issue, so that the Series C Preferred Stock shall continue to represent 22.221% of the Fully-Diluted Common Stock of Company.

6.7 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Company Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock such number of its shares of Company Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Company Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Company Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

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6.8 Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

ARTICLE VII NO REISSUANCE OF SERIES C PREFERRED STOCK. No share or shares ofSeries C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

ARTICLE VIII REDEMPTION. The Series C Preferred Stock is not redeemable.

ARTICLE IX NOTICE. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre -paid, addressed: (1) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or Holder, as the case may be, shall have designated by notice similarly given.

ARTICLE X AMENDMENT. This Certificate of Designation or any provision hereof may be amende d by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, of (i) a majority of the outstanding Series C Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes and the Articles of Incorporation.

ARTICLE XI Limitation on Transfer.

11.1 The sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, “Transfer”), directly or indirect, by any Holder or holder of the Conversion Shares issuable upon conversion of such shares of Series C Preferred Stock, including (i) the use of the any shares of Series C Preferred Stock or Conversion Shares (collectively, “Capital Stock”) as collateral for any borrowing, or (ii) the granting of purchase options to any other person or entity, shall be prohibited until 180 days from the date of this Certificate of Designation; provided, however, that a Transfer by a holder of Capital Stock (a “Capital Stock Holder”), (certified by such Capital Stock Holder to the Corporation that such Transfer is for estate planning purposes), to (A) an immediate family member (child, sibling, spouse or Company); (B) a trust, corporation, partnership, limited partnership or limited liability Corporation that is an “affiliate” (at that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Capital Stock Holder; or (C) in the case of a Capital Stock Holder that is an entity, stockholders, members, partners or other equity holders of such Capital Stock Holder shall be permitted. To the extent of any permitted Transfer, the transferee of such transferred Capital Stock shall acquire the same subject to the provisions set forth herein.

11.2 In the event of any stock dividend, stock split, recapitalization, or other change affecting the Corporation’s outstanding Common Stock effected without receipt of consideration, then any new, substituted, or additional securities distributed to a Holder with respect to Capital Stock shall be immediately subject to the provisions of this Section 11.2 , to the same extent the Capital Stock is at such time covered by such provisions.

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11.3 In addition to any restrictive legend required under Rule 144, the certificate for each share of Series C Preferred Stock and Conversion Shares shall contain the following legend:

“Except in limited circumstances, the sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, “Transfer”) of the shares represented by this certificate are restricted in accordance with the provisions of the Certificate of Designations of the Series C Preferred Stock, dated September 30, 2015, a copy of which is available at the offices of the Corporation.”

11.4 Any purported Transfer of any of the Capital Stock that is not in accordance with this Section Error! Reference source not found. shall be null and void, and shall not operate to transfer any right, title or interest in such Capital Stock to the purported transferee. Each Holder of Capital Stock agrees that the Corporation shall be entitled to prohibit the Transfer of any Capital Stock to be made on its books unless the Transfer is permitted hereunder and has been made in accordance herewith.

ARTICLE XII Protective Provisions.

So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its subsidiaries to, take or agree to take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series C Preferred Stock (the “Series C Majority Holders”):

12.1 alter or change the rights, preferences or privileges of the Series C Preferred Stock, or increase the authorized number of shares of Series C Preferred Stock in excess of 270,000 Shares; or

12.2 issue any shares of Series C Preferred Stock to Persons, other than to Option Holders pursuant to the Purchase Agreement; or create or authorize the creation of or issue any shares of Preferred Stock or any other security convertible or exercisable for any equity security having rights, preferences or privileges senior to or on parity with the Series C Preferred Stock.

ARTICLE XIII Co-Sale Rights.

13.1 If a Holder proposes to sell any shares of its Series C Preferred Stock (the “Selling Holder”) then the Selling Holder shall promptly give written notice (the “Notice”) to each of the other Holders at least 30 days prior to the closing of such sale. The Notice shall describe in reasonable detail the proposed sale including, without limitation, the number of shares of Series C Preferred Stock to be transferred, the nature of such sale, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

13.2 Each other Holder (the “Participating Holder”) shall have the right, exercisable upon written notice to such Selling Holder within 15 days of the Notice, to participate in such sale of Series C Preferred Stock on the same terms and conditions. Such notice shall indicate the number of shares of Series C Preferred Stock such Participating Holder wishes to sell.

(a) Each Participating Holder shall effect its participation in the sale by promptly delivering to such Selling Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Series C Preferred Stock which such Participating Holder elects to sell.

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(b) The stock certificate or certificates that the Participating Holder delivers to such Selling Holder shall be transferred to the prospective purchaser in consummation of the sale of the Series C Preferred Stock pursuant to the terms and conditions specified in the Notice, and the Selling Holder shall concurrently therewith remit to such Participating Holder that portion of the sale proceeds to which such Participating Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participating Holder exercising its rights of co-sale hereunder, such Selling Holder shall not sell to such prospective purchaser or purchasers any Series C Preferred Stock held by Selling Holder unless and until, simultaneously with such sale, such Selling Holder shall purchase such shares or other securities from such Participating Holder on the same terms and conditions specified in the Notice.

(c) To the extent that the Participating Holders do not elect to participate in the sale of the Series C Preferred Stock held by such Selling Holder subject to the Notice, such Selling Holder may enter into an agreement providing for the closing of the sale of such Series C Preferred Stock within thirty (30) days of such agreement on terms and conditions not materially more favorable to the transferor than those described in the Notice. Any proposed sale on terms and conditions materially more favorable than those described in the Notice, as well as any subsequent proposed sale of any of the Series C Preferred Stock by a Selling Holder, shall again be subject to the co-sale rights of the Participating Holders and shall require compliance by a Selling Holder with the procedures described in this Section 13.

ARTICLE XIV Miscellaneous.

14.1 Cancellation of Series C Preferred Stock. If any shares of Series C Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series C Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series C Preferred Stock.

14.2 Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series C Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series C Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series C Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series C Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series C Preferred Stock.

14.3 Waiver. Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Series C Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

14.4 Information Rights. So long as shares of Series C Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series C Preferred Stock (i) unaudited annual financial statements to the Holders of Series C Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to Holders of the Series C Preferred Stock.

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The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this restated certificate of designations on _______ __, 2016.

BOXLIGHT CORPORATION

Name:	Sheri Lofgren
Title:	Chief Financial Officer

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